Exhibit 99.(a)(6)

CERTIFICATE

The undersigned hereby certifies that he is the Secretary of Morgan Stanley Intermediate Income Securities (the “Trust”), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, that annexed hereto is an Amendment to the Declaration of Trust of the Trust adopted by the Trustees of the Trust on January 28, 2003 as provided in Section 9.3 of the said Declaration, said Amendment to take effect on April 29, 2003, and I do hereby further certify that such amendment has not been amended and is on the date hereof in full force and effect.

Dated this 17th day of April, 2003.

/s/Barry Fink
Barry Fink
Secretary

AMENDMENT

Dated:	April 17, 2003

To be Effective:	April 29, 2003

TO

MORGAN STANLEY INTERMEDIATE INCOME SECURITIES

DECLARATION OF TRUST

DATED

AUGUST 31, 1988

Amendment dated April 17, 2003 to the Declaration of Trust
(the “Declaration”) of Morgan Stanley Intermediate Income Securities (the “Trust”)
dated August 31, 1988

WHEREAS, the Trust was established by the Declaration on the date hereinabove set forth under the laws of the Commonwealth of Massachusetts; and

WHEREAS, the Trustees of the Trust have deemed it advisable to change the name of the Trust to “Morgan Stanley Quality Income Trust,” such change to be effective on April 29, 2003;

NOW, THEREFORE:

1.  Section 1.1 of Article I of the Declaration is hereby amended so that that Section shall read in its entirety as follows:

“Section 1.1. Name.  The name of the Trust created hereby is the Morgan Stanley Quality Income Trust and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” whenever herein used) shall refer to the Trustees as Trustees, and not as individuals, or personally, and shall not refer to the officers, agents, employees or Shareholders of the Trust.  Should the Trustees determine that the use of such name is not advisable, they may use such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name.”

2.  Subsection (o) of Section 1.2 of Article I of the Declaration is hereby amended so that that subsection shall read in its entirety as follows:

“Section 1.2. Definitions…

“(o) “Trust” means the Morgan Stanley Quality Income Trust.”

3. The Trustees of the Trust hereby reaffirm the Declaration, as amended, in all respects.

4.  This Amendment may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS THEREOF, the undersigned, the Trustees of the Trust, have executed this instrument this 17th day of April, 2003.

/s/ Michael Bozic	/s/ Charles A. Fiumefreddo

Michael Bozic, as Trustee and not individually	Charles A. Fiumefreddo, as Trustee and not individually
c/o Mayer, Brown & Platt	c/o Morgan Stanley Trust
Counsel to the Independent Trustees	Harborside Financial Center, Plaza Two
1675 Broadway	Jersey City, NJ 07311
New York, NY 10019

/s/ Edwin J. Garn	/s/ Wayne Hedien

Edwin J. Garn, as Trustee and not individually	Wayne Hedien, as Trustee and not individually
c/o Summit Ventures LLC	c/o Mayer, Brown & Platt
1 Utah Center	Counsel to the Independent Trustees
201 S. Main Street	1675 Broadway
Salt Lake City, UT 84111	New York, NY 10019

/s/ James F. Higgins	/s/ Manuel H. Johnson

James F. Higgins, as Trustee and not individually	Manuel H. Johnson, as Trustee and not individually
c/o Morgan Stanley Trust	c/o Johnson Smick International Inc.
Harborside Financial Center, Plaza Two	1133 Connecticut Avenue, NW
Jersey City, NJ 07311	Washington, D.C. 20036

/s/ Michael E. Nugent	/s/ Philip J. Purcell

Michael E. Nugent, as Trustee and not individually	Philip J. Purcell, as Trustee, and not individually
c/o Triumph Capital, L.P.	1585 Broadway
237 Park Avenue	New York, NY 10036
New York, NY 10017